Exhibit 4.33

AMENDMENT TO WARRANT

AMENDMENT TO WARRANT (this “Amendment”), dated as of March 29, 2017, by and between [______] (the “Holder”) and CATASYS, INC., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company issued to the Holder on _________ __, 201_ that certain Common Stock Purchase Warrant (the “Warrant”), for the purchase of an aggregate of [______] shares of the Company’s common stock par value $0.0001 per share (“Common Stock”);

WHEREAS, the Company intends to conduct an offering of Common Stock (the “Offering”) pursuant to a registration statement on Form S-1 (No. 333-216007), originally filed with the U.S. Securities and Exchange Commission on February 10, 2017, as may be further amended and/or supplemented; and

WHEREAS, in connection with the Offering, the Company and the Holder desire to amend the Warrant as provided herein, effective as of the closing of the Offering (if at all) and as provided in Section 3 below;

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, receipt of which is hereby acknowledged, the Company and the Holder agree as follows:

1.     Recitals. The Recitals set forth above are incorporated herein by reference and made a part of this Amendment.

2.     Terms. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Warrant.

3.     Amendment to Warrant. Effective upon the closing of the Offering (if at all), the parties agree that the Warrant be, without any further act required by any party, amended as follows:

a.	That the number of Warrant Shares issued shall be increased by 20%.

b.	That Section 3(b) of the Warrant shall be deleted in its entirety and the following substituted in lieu thereof:

“(b)     [Intentionally Omitted]”

4.     Representations, Warranties and Covenants. The Holder hereby represents and warrants to the Company that it is the owner of record and beneficial owner of the Warrant. The Company represents and warrants that the execution and delivery of this Amendment by the Company has been duly authorized and that all consents necessary for the execution and delivery of this Amendment have been obtained.

5.     Effectiveness. In the event that the closing of the Offering does not occur by April 30, 2017, this Amendment shall be null and void and of no further effect;

6.     Successors. This Amendment shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

7.     Entire Agreement; Variances. The Warrant, as amended by this Amendment, embodies the entire understanding between the parties with respect to the subject matter hereof. Except as otherwise amended by this Amendment, the terms and conditions of the Warrant shall remain unchanged. This Amendment may not be changed or terminated orally, and no change, termination or attempted waiver of any of the provisions hereof shall be binding unless in writing and signed by the parties hereto; any such change, termination or waiver, if made in accordance herewith shall be binding without any additional legal consideration.

8.     Applicable Law. All questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be determined in accordance with the provisions of New York law.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

Company: CATASYS, INC. By: Name: Its: Holder: By: [ ] By: Name: Its:

[Signature Page to Warrant Amendment]